Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Ordinary Shares and American Depositary Shares

(each American Depositary Share representing one Ordinary Share)

of

GENTIUM S.P.A.

at

$57.00 per ORDINARY SHARE and per AMERICAN DEPOSITARY SHARE

by

JAZZ PHARMACEUTICALS ITALY S.r.l.

a wholly-owned subsidiary of

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF JANUARY 22, 2014, UNLESS THE OFFER IS EXTENDED.

December 23, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Purchase, dated December 23, 2013 (as may from time to time be amended, supplemented or finalized, the “Offer to Purchase”), and the related Share Form of Acceptance and ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Jazz Pharmaceuticals Italy S.r.l., an Italian limited liability company (“Purchaser”) and a wholly-owned subsidiary of Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland (“Parent”), to purchase all outstanding shares of ordinary stock, no par value per share (“Ordinary Shares”) of Gentium S.p.A., a società per azioni incorporated in Italy (“Gentium”) and all outstanding American Depositary Shares (“ADSs”), each representing one Ordinary Share and evidenced by an American Depositary Receipt (an “ADR”) at a purchase price of $57.00 per Ordinary Share and per ADS (without duplication for Ordinary Shares underlying ADSs), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer is being made pursuant to a Tender Offer Agreement, dated as of December 19, 2013 (as it may be amended from time to time, the “Tender Offer Agreement”), by and among Parent, Purchaser and Gentium.

Please furnish copies of the enclosed materials to those of your clients, other than those resident in Italy, for whose accounts you hold ADSs registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	The Offer to Purchase, dated December 23, 2013.

2.	The Share form of Acceptance to be used to tender Ordinary Shares for your use and for the information of your clients, together with the included Internal Revenue Service Form W-9.

3.	The ADS Letter of Transmittal to be used to tender ADSs for your use and for the information of your clients, together with the included Internal Revenue Service Form W-9.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for tendering ADSs set forth in the Offer to Purchase and the ADS Letter of Transmittal cannot be completed prior to January 22, 2014, at 12:00 Midnight, New York City time, unless the Offer is extended (the “Expiration Date”).

4.	A printed form of letter which may be sent to your clients for whose accounts you hold Ordinary Shares and/or ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	A copy of Gentium’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed by Gentium with the Securities and Exchange Commission (the “SEC”).

6.	A return envelope addressed to The Bank of New York Mellon, Voluntary Corporate Actions – Suite V, P. O. Box 3031, Providence, Rhode Island 04940-3031 (the “Tender Agent”).

Consummation of the Offer is subject to various conditions set forth in the Tender Offer Agreement, including, but not limited to the valid tender (excluding ADSs tendered pursuant to guaranteed delivery procedures that are not yet delivered in settlement or satisfaction of such guarantee), without proper withdrawal, of a number of Ordinary Shares and ADSs that, together with any Ordinary Shares and ADSs owned by Parent or Purchaser or any of their subsidiaries, represents at least 66 2/3% of the sum of (A) the aggregate number of outstanding Ordinary Shares and ADSs immediately prior to the time that Purchaser first accepts any Ordinary Shares and ADSs for payment pursuant to the Offer (the “Acceptance Time”), plus (B) the aggregate number of Ordinary Shares and ADSs issuable upon the conversion, exchange, settlement or exercise, as applicable, of all options and other rights to acquire, or securities convertible into or exchangeable for, Ordinary Shares and ADSs that are outstanding immediately prior to the Acceptance Time in all cases without duplication for Ordinary Shares underlying the ADSs provided that Parent may, in its sole discretion, elect to reduce such minimum tender condition to a majority of the aggregate number of outstanding Ordinary Shares and ADSs immediately prior to the Acceptance Time, (without duplication for Ordinary Shares underlying ADSs) (the “Permitted Minimum Condition”)

WE URGE YOU TO CONTACT YOUR CLIENTS (OTHER THAN THOSE THAT ARE RESIDENT IN ITALY) AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF JANUARY 22, 2014, UNLESS THE OFFER IS EXTENDED.

The Company’s Board of Directors (the “Company Board”) has determined that the Tender Offer Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s shareholders and other stakeholders of the Company. The Company Board has approved and deemed advisable the Tender Offer Agreement and the transactions contemplated thereby and has recommended that the holders of Ordinary Shares and ADSs accept the Offer and tender their Ordinary Shares and ADSs to Purchaser pursuant to the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Ordinary Shares and ADSs validly tendered and not properly withdrawn if and when Purchaser gives notice to The Bank of New York Mellon (the “Tender Agent”) of its acceptance for payment of such Ordinary Shares and ADSs pursuant to the Offer. Payment for Ordinary Shares and ADSs accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Tender Agent, which will act as agent for the tendering holders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering holders. If Purchaser does not accept Ordinary Shares pursuant to the Offer, Ordinary Shares tendered by book–entry transfer into the Monte Titoli account of the Tender Agent’s Custodian (as defined in the Offer to Purchase) pursuant to the procedures set forth under “The Offer – Procedure for Tendering Ordinary Shares and ADSs” section of the Offer to Purchase will be credited to the account maintained with Monte Titoli from which those shares were originally transferred, promptly following expiration or termination of the Offer. If Purchaser does not accept ADSs for exchange pursuant to the Offer or if more ADRs are submitted for ADSs than are tendered in the Offer, Purchaser will return ADRs for these unexchanged ADSs without expense to the tendering stockholder. If Purchaser does not accept ADSs pursuant to the Offer, ADSs tendered by book – entry transfer into the Tender Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under “The Offer – Procedure for Tendering Ordinary Shares and ADSs” section of the Offer to Purchase will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED ORDINARY SHARES OR ADSs, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to holders of Ordinary Shares or ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Ordinary Shares and ADSs in such jurisdiction. FOR THE AVOIDANCE OF DOUBT, THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY AND NO COPIES OF THE OFFER TO PURCHASE OR ANY OTHER DOCUMENT RELATING TO THE OFFER HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES POSITION LISTING AS HOLDERS OF ADSS OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF CERTAIN DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR THE OFFER TO PURCHASE NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THERIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ORDINARY SHARES OR ADSs IN ITALY WITHIN THE MEANING OF ARTICLE I, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.

Neither Parent nor Purchaser nor any officer, director, stockholder, agent or other representative of Parent or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than to the Tender Agent or the Information Agent) for soliciting tenders of Ordinary Shares and ADSs in the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

In order to take advantage of the Offer, (i) ADSs or certificates evidencing ADRs representing ADSs into the Tender Agent’s account at DTC pursuant to the procedures set forth in “THE TENDER OFFER – Procedures for Tendering Ordinary Shares and ADSs” of the Offer to Purchase, as well as an ADS Letter of Transmittal, properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the ADS Letter of Transmittal), and all other documents required by the ADS Letter of Transmittal must be received by the Tender Agent, all in accordance with the instructions set forth in the ADS Letter of Transmittal and the Offer to Purchase or (ii) a timely book-entry transfer of Ordinary Shares to the Monte Titoli account of the Tender Agent’s Custodian (as defined in the Offer to Purchase) pursuant to the procedures set forth in “THE TENDER OFFER – Procedures for Tendering Ordinary Shares and ADSs” of the Offer to Purchase, as well as a Share Form of Acceptance, properly completed and duly executed, and all other documents required by the Share Form of Acceptance must be received by the Tender Agent, all in accordance with the instructions set forth in the Share Form of Acceptance and the Offer to Purchase.

Any holder of ADSs who desires to tender such ADSs whose certificate(s) evidencing such ADRs representing such ADSs are not immediately available, or cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis may tender such ADSs by following the procedures for guaranteed delivery set forth in “THE TENDER OFFER – Procedures for Tendering Ordinary Shares and ADSs – Guaranteed Delivery” of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), by mail at 105 Madison Avenue, New York, New York 10016, or by phone at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).

Requests for copies of the enclosed materials may also be directed to the Information Agent at the above telephone number.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall constitute you the agent of Parent, Purchaser, Gentium, the Information Agent, the Tender Agent or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

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